EXHIBIT 16 Registrants Executed Engagement letter of Cogan Sklar LLP dated March 14, 2005

March 14, 2005

Peter Katevatis,
Chairman Mediscience
Technology Corp. 1235
Folkestone Way Cherry
Hill, NJ 08034

Dear Mr. Katevatis:

We appreciate the opportunity to submit our proposal for professional services for Mediscience Technology Corp. for the year ended February 28,2005. It is our understanding that these financial statements are required for a filing with the Securities and Exchange Commission.

We will audit the balance sheet of Mediscience Technology Corp. as of February 28,2005, and the related statements of operations, stockholders' deficit and cash flows for the year then ended.

AUDIT OBJECTIVES
----------------
The objective of our audit is the expression of an opinion about whether the financial statements are fairly presented, in all material respects, in conformity with accounting principles generally accepted in the United States. Our audit will be conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and will include tests of the accounting records and other procedures we consider necessary to enable us to express such an opinion. If our opinion is other than unqualified, we will discuss the reasons with you in advance. If, for any reason, we are unable to complete the audit or are unable to form or have not formed an opinion, we may decline to express an opinion or to issue a report as a result of this engagement.

AUDIT PROCEDURES
----------------
Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of the physical existence of inventories, and direct confirmation of receivables and certain other assets and liabilities by correspondence with selected customers, creditors, and banks. We will request written representations from your attorneys as part of the engagement, and they may bill you for responding to this inquiry. At the conclusion of our audit, we will require certain written representations from you about the financial statements and related matters.


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             150 Monument Road. Suite 500, Bala Cynwyd, PA 19004 USA

Peter Katevatis, Chairman
Mediscience Technology Corp.
March 14, 2005 Page Two

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgment about the number of transactions to be examined and the areas to be tested. Also, we will plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Because of the concept of reasonable assurance and because we will not perform a detailed examination of all transactions, there is a risk that material errors, fraud, or other illegal acts, may exist and not be detected by us. In addition, an audit is not designed to detect errors, fraud, or other illegal acts that are immaterial to the financial statements. However, we will inform you of any material errors and any fraud that comes to our attention. We will also inform you of any other illegal acts that come to our attention, unless clearly inconsequential. Our responsibility as auditors is limited to the period covered by our audit and does not extend to any later periods for which we are not engaged as auditors.

Our audit will include obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing, and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or to identify reportable conditions, that is, significant deficiencies in the design or operation of internal control. However, during the audit, if we become aware of such reportable conditions, we will communicate them to you.


MANAGEMENT RESPONSIBILITIES
---------------------------
You are responsible for making all financial records and related information available to us and for the accuracy and completeness of that information. We will advise you about appropriate accounting principles and their application and will assist in the preparation of your financial statements, but the responsibility for the financial statements remains with you. As part of our engagement we may propose standard, adjusting, or correcting journal entries to your financial statements. You are responsible for reviewing the entries and understanding the nature of any proposed entries and the impact they have on the financial statements. Further, you are responsible for designating a competent management level employee to be responsible and accountable for overseeing these services.

Your responsibilities include the establishment and maintenance of adequate records and effective internal controls over financial reporting, the selection and application of accounting principles, and the safeguarding of assets. You are also responsible for adjusting the financial statements to correct material misstatements and for confirming to us in the management representation letter that the effects of any uncorrected misstatements aggregated by us during the current engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate, to the financial statements taken as a whole.

You are responsible for the design and implementation of programs and controls to prevent and detect fraud, and for informing us about all known or suspected fraud affecting the company involving (1) management, (2) employees who have significant roles in internal control, and (3) others where the fraud could have a material effect on the schedule. You are also responsible for informing us of your knowledge of any allegations of fraud or suspected fraud affecting the company received in communications from employees, former employees, grantors, regulators, or others. In addition, you are responsible for identifying and ensuring that the entity complies with applicable laws and regulations.

                                                                        Page Two

PRE-FILING REVIEW
-----------------
We will also perform the pre-filing review of the financial statements for each of the quarters ended May 31, 2005, August 31, 2005 and November 30, 2005, which will be required by the Securities and Exchange Commission for inclusion in the Form 10-QSB,


ADMINISTRATION AND FEES
-----------------------
We are registered with the Public Company Accounting Oversight Board and have enclosed a copy of our approved application dated October 22,2003. We have enclosed the required Independence Letter.

While our audit will be conducted with due regard to the rules and regulation of the Securities and Exchange Commission relative to matters of accounting, it should be understood that our report and the financial statements and schedules are subject to review by the Commission and to their interpretation of the applicable rules and regulations.

Our billings for the services set forth in this letter, which will be based upon our standard hourly rates for this type of work, will be rendered monthly as the services are performed- Our fee will range from $35,000 to $40,000 depending on the extent of audit procedures we have to perform and the cooperation of your personnel and the predecessor auditor. Our invoices are payable upon presentation.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.


Very truly yours,

COGENSKLAR LLP



/s/JOSEPH J. LUCAS
------------------
JOSEPH J. LUCAS
Partner


Approved:  Mediscience Technology Corp.

By: /s/ Peter Katevatis         Date: March 15, 2005
    -------------------               --------------
    Peter Katevatis
    Chairman and CEO


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